Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
MINES MANAGEMENT, INC.

Pursuant to the provisions of the Idaho Business Corporation Act the following Amended and Restated Articles of Incorporation are submitted for filing.

ARTICLE I
Name

The name of the corporation is MINES MANAGEMENT, INC.

ARTICLE II
Purpose

The purpose of this corporation shall be to transact any and all lawful business for which corporations may be incorporated under the Idaho Business Corporation Act, in general, to have and exercise all the powers conferred by the laws of Idaho upon corporations formed under the Idaho Business Corporation Act and to do any and all things hereinbefore set forth to the same extent as natural persons might or could do.

ARTICLE III
Duration

This corporation shall be of perpetual duration.

ARTICLE IV
Authorized Capital Stock

The authorized capital stock of the corporation shall consist of two classes of stock, designated as Common Stock and Preferred Stock.

The total number of shares of Common Stock that the corporation will have authority to issue is One Hundred Million (100,000,000). The shares shall have $.001 par value. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

The total number of shares of Preferred Stock that the corporation will have authority to issue is Ten Million (10,000,000). The Preferred Stock shall have no stated value. The Preferred Stock shall be entitled to preference over the Common Stock with respect to the distribution of assets of the corporation in the event of liquidation, dissolution, or winding-up of the corporation, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the corporation among its shareholders for the purpose of winding-up its affairs. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors in their sole discretion shall have the power to determine the preferences, limitations and relative rights of each series of Preferred Stock within the limits set forth in Section 30-1-601 of the Idaho Business Corporation Act,.

ARTICLE V
Voting

The holders of any of the corporation's capital stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power. Cumulative voting for the election of directors is hereby expressly prohibited. The holders of Common Stock shall be entitled to one vote for each share held. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

ARTICLE VI
Board of Directors

The Board of Directors of this corporation shall consist of four (4) directors. The number of directors constituting the Board of Directors of this corporation may be increased or decreased from time to time in the manner specified in the Bylaws of this corporation; provided, however, that the number shall not be less than two (2) or more than eleven (11). In case of a vacancy on the Board of Directors because of a director's resignation, removal or other departure from the board, or because of an increase in the number of directors, the remaining directors, by majority vote, may elect a successor to hold office for the unexpired term of the director whose position is vacant, and until the election and qualification of a successor.

ARTICLE VII
Director Liability

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct which violates the Idaho Business Corporation Act, pertaining to unpermitted distributions to shareholders or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Idaho Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Idaho Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VIII
Indemnification

The corporation is authorized to indemnify, agree to indemnify or obligate itself to advance or reimburse expenses incurred by its Directors, Officers, employees or agents in any Proceeding (as defined in the Idaho Business Corporation Code) to the full extent of the laws of the State of Idaho as may now or hereafter exist.

ARTICLE IX
Bylaws

Subject to the power of shareholders to amend or repeal, the Board of Directors of this corporation shall have the power to enact and amend such Bylaws defining the powers and duties of the officers of the corporation and providing for such other matters in relation to its affairs as they may deem necessary and convenient, provided the same are not out of harmony with the laws of the State of Idaho or these Articles of Incorporation.

ARTICLE X
Amendments

The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the shareholders herein are granted subject to this reservation.

ARTICLE XI
Registered Agent

The name of the registered agent of this corporation is Jack W. Gustavel.

ARTICLE XII
Registered Office

The post office address of the registered office of this corporation is 4108 Shoreline Dr.,
Post Falls, Idaho 83854.

ARTICLE XIII
Resolution Approving Restated Articles

The Amended and Restated Articles of Incorporation herein were approved, ratified and adopted by the Unanimous Consent of the Board of Directors on October 9th, 1998 and the affirmative vote of the holders of representing a majority of the total number of shares issued and outstanding on November 10, 1998 (3,050,482 shares voting "For" and 27,175 shares voting "Against").

IN WITNESS WHEREOF, the corporation has caused these Amended and Restated Articles of Incorporation to be executed this 10th day of November, 1998.

MINES MANAGEMENT, INC.

By________________________________
William R. Green, Director and President

ARTICLES OF AMENDMENT
OF
MINES MANAGEMENT, INC.

Pursuant to the provisions of the Idaho Business Corporation Act, Title 30 Chapter 1 Part 10, the following Articles of Amendment to Articles of Incorporation are submitted for filing.

ARTICLE I

The name of this corporation is Mines Management, Inc. (the "Corporation").

ARTICLE II

The amendment to Article VI of the Articles of Incorporation as adopted is as follows:

Board of Directors

The number of directors constituting the Board of Directors of this corporation may be increased or decreased from time to time in the manner specified in the Bylaws of this corporation.

ARTICLE III

The amendment provides for no exchange, classification, or cancellation of issued shares.

ARTICLE IV

The amendments were adopted on October 6, 2003.

ARTICLE V

There were 7,516,448 shares of common stock issued and outstanding and entitled to vote upon the amendment to the Articles of Incorporation. No votes were entitled to be cast by voting groups voting separately. XXX shares were represented in person or by proxy at the meeting held to consider and vote upon the amendment to the Articles of Incorporation. The results of the voting were as follows:

Shares voted in favor of the amendment:	____________	(X%)
Shares voted against the amendment:	____________	(X%)
Shares abstaining from voting:	____________	(X%)

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed on this __ day of ____, 2003.

Mines Management, Inc.
By____________________________
Glenn M. Dobbs, President

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF

MINES MANAGEMENT, INC.

Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1. The name of the corporation is Mines Management, Inc.

2. The first two sentences of Article VI of the articles of incorporation are deleted in their entirety and replaced with the following:

ARTICLE VI
Board of Directors

The affairs of the corporation shall be conducted by the Board of Directors. The number of directors of the corporation shall be fixed from time to time in the manner provided in the Bylaws of the corporation and may be increased or decreased from time to time in the manner provided in the Bylaws; provided, however, that the number of directors shall not be less than two (2) or more than eleven (11). The directors shall be divided into three classes designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one−third of the number of directors constituting the entire Board of Directors. The term of office of the initial Class I directors will expire in 2006, the term of office of the initial Class II directors will expire in 2007 and the term of office of the initial Class III directors will expire in 2008. Initial class assignments shall be determined by the Board of Directors. At each annual meeting of shareholders, successors to the directors whose terms expired at that annual meeting shall be elected for a three−year term. If the number of directors changes, any increase or decrease shall be apportioned among the classes such that the number of directors in each class shall remain as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such director's prior death, resignation, retirement, disqualification or removal from office.

3. The date of adoption of this amendment was June 16, 2005.

4. This amendment was duly approved by the shareholders of the corporation as required by Title 30, Idaho Code.

Dated as of August 3, 2005

/s/ James H. Moore
Name: James H. Moore
Title: Chief Financial Officer